Exhibit H


                    (PROPOSED FORM OF NOTICE)

               SECURITIES AND EXCHANGE COMMISSION
                 (Release No. 35-     , 70-    )

     Eastern Utilities Associates ("EUA"), a registered holding company, and EUA Service Corporation, a wholly-owned subsidiary of EUA ("EUA Service") have filed a declaration with this Commission pursuant to Section 13(b) of the Public Utility Holding Company Act of 1935 (the "Act") and Rules 80 through 94 promulgated thereunder.

     EUA and EUA Service have requested Commission approval with respect to the reorganization and centralization of certain service and management functions (the "Reorganization"). EUA Service provides services to EUA's four electric utility companies - Blackstone Valley Electric Company ("Blackstone"), Montaup Electric Company ("Montaup"), Eastern Edison Company ("Eastern Edison") and Newport Electric Corporation ("Newport") (Blackstone, Montaup, Eastern Edison and Newport, hereinafter collectively, the "Operating Companies"), as well as to EUA's other direct and indirect subsidiaries (collectively with the Operating Companies, the "System Companies").

          In March 1995, EUA announced the Reorganization which is designed to consolidate and restructure operations in order to allow more flexibility in the allocation of management and supervisory resources throughout the System Companies, generally, and more specifically, the Operating Companies, to meet the challenges of the changing electric utility industry and to compete effectively in the years ahead in an increasingly more competitive environment.

          EUA expects to realize a number of benefits from the Reorganization, such as increased efficiencies and synergies through the elimination of previously duplicated functions. By streamlining operations, EUA expects to enhance communication and efficiency, which should translate into a reduction in the rate of growth in operating and maintenance costs of the Operating Companies, thereby minimizing the need for future rate increases.

          In general, the Reorganization is designed to consolidate and centralize in EUA Service certain functions heretofore separately performed by each of the Operating Companies and some of the other System Companies. In part, the Reorganization shifts certain management functions relating to certain administrative and support functions from the Operating Companies to EUA Service, thereby reducing costs and freeing the Operating Companies to focus on customer service and economic development.

          The Reorganization is intended to standardize certain practices throughout the System Companies and to streamline management. By reducing layers of management, management will be closer to operations and communication should be enhanced.

          Organizationally, the Reorganization does not involve the formation of new entities and will not require utility assets to be transferred among System Companies. In addition, the Reorganization does not require the writedown of any rate base assets.

     NOTICE IS FURTHER GIVEN that any interested person may, not later than _________, 1995, request in writing that a hearing be held on such matter, stating the nature of his interest, the reasons for such request, and the issues of fact or law raised by said application/declaration which he desires to controvert; or he may request that he be notified if the Commission should order a hearing thereon. Any such request should be addressed:
Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of such request should be served personally or by mail upon the applicant/declarant at the above-stated address and proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. At any time after said date the application/declaration, as filed or as it may be amended, may be granted and permitted to become effective as provided in Rule 23 of the General Rules and Regulations promulgated under the Act, or the Commission may grant exemption from such rules as provided in Rules 20(a) and 100 thereof or take such other action as it may deem appropriate. Persons who request a hearing or advice as to whether a hearing is ordered will receive any notices and orders issued in this matter, including the date of the hearing (if ordered) and any postponements thereof.

     For the Commission, by the Division of Corporate Regulation, pursuant to delegated authority.


                                   Secretary